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                                     PART IV

Item 14. Exhibits


Exhibit 3 as contained in the Form 10-K filed on March 31, 1998 is deleted and is replaced in its entirety by a new Exhibit 3 as set out herein:

                                                                       EXHIBIT 3
                     CERTIFICATE OF AMENDMENT OF ARTICLES OF
                                INCORPORATION OF
                INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                            A CALIFORNIA CORPORATION

M. Mark Michalko and Lawrence E. Logue certify that:


1. They are the President and Secretary of International Lottery & Totalizator Systems, Inc., a California corporation.

2. The Articles of Incorporation of said corporation shall be amended by revising Article Four to read as follows:

    "FOUR: This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock," and referred to either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The authorized number of shares of Common Stock is 50,000,000. Upon the amendment of this Article, each outstanding share of Common Stock is converted into 0.25 shares.

    The authorized number of shares of Preferred Stock is 20,000,000. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, privileges, designations, preferences and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares is 18,027,548. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:January 5, 1998

                                                    /s/M. Mark Michalko
                                                    ----------------------------
                                                    M. Mark Michalko, President

                                                    /s/Lawrence E. Logue
                                                    ----------------------------
                                                    Lawrence E. Logue, Secretary